NORTHWESTERN CORPORATION
2009 OFFICERS DEFERRED COMPENSATION PLAN

Effective June 1, 2009

As Amended April 21, 2010

Approved by the Board of Directors
April 21, 2010

7.7	Statement to Participants	11
7.8	Inspection of Records	11
7.9	Identification of Fiduciaries	11
7.10	Procedure for Allocation of Fiduciary Responsibilities	11
7.11	Claims Procedure	11
7.12	Conflicting Claims	13
7.13	Service of Process	13
7.14	Fees	13
ARTICLE 8	Miscellaneous Provisions	13
8.1	Termination of the Plan	13
8.2	Limitation on Rights of Participants	13
8.3	Consolidation or Merger; Adoption of Plan by Other Companies	14
8.4	Errors and Misstatements	14
8.5	Payment on Behalf of Minor, Etc	14
8.6	Amendment of Plan	14
8.7	Governing Law	15
8.8	Pronouns and Plurality	15
8.9	Titles	15
8.10	References	15
Deferral Election Form	Exhibit A
Investment Election Form	Exhibit B
Distribution Election Form	Exhibit C

NORTHWESTERN CORPORATION
2009 OFFICERS DEFERRED COMPENSATION PLAN

Amended and Restated

As of April 21, 2010

PREAMBLE

NorthWestern Corporation (the “Company”), a Delaware corporation, by resolution of its Board of Directors dated April 22, 2009, adopted this NorthWestern Corporation 2009 Officers Deferred Compensation Plan  (the “Plan”), for a select group of officers of the Company and its Affiliates (“Eligible Officers”) effective June 1, 2009.  This amends and restates the Plan effective April 21, 2010.

The Plan is a nonqualified deferred compensation plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for Eligible Officers of the Company and its Affiliates as defined herein.

ARTICLE 1
Definitions

Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.

1.1 “Account” of a Participant shall mean the Participant’s individual deferred compensation account established for his or her benefit pursuant to Section 4.1 hereof that is credited with amounts equal to (a) the portion of the Participant's Qualified Compensation that he or she elects to defer pursuant to Section 3.1, and (b) earnings and losses pursuant to Section 4.5.

1.2 “Administrator” shall mean NorthWestern Corporation, acting through the Board’s Human Resources Committee (the “Committee”).  If the Committee appoints any Delegate under Section 7.4 hereof, the term “Administrator” shall mean the Delegate as to those duties, powers and responsibilities specifically conferred upon the Delegate.  Notwithstanding any delegation of authority, the Board shall, with respect to any matter arising under this Plan, have the authority to act in lieu of the Administrator, any Delegate, a sub-committee or any other person.

1.3 “Board” shall mean the Board of Directors of NorthWestern Corporation.  The Board may delegate any power or duty otherwise allocated to the Administrator to any other person or persons, including a sub-committee or sub-committees, appointed under Section 7.4 hereof.

1.4 “Change in Control” means, for purposes of the interpretation of this Plan in conformance with section 409A of the Code and the applicable guidance issued by the Department of the Treasury with respect to the application of section 409A, with respect to a Plan Participant, a Change in Control event must relate to:  (i) the corporation for which the Participant is performing services at the time of the Change in Control event, (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in part (i) or part (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in part (i) or part (ii) above. For purposes of this provision, a majority shareholder is a shareholder owning more than fifty percent (50%) of the total fair market value and total voting power of such corporation. Also, for purposes of this provision, section 318(a) of the Code applies to determine stock ownership. Additionally, for purposes of this provision and in conformance with section 409A and the applicable guidance issued by the Department of the Treasury with respect to the application of section 409A, a change in the ownership of a corporation or a change in the effective control of a corporation is determined in accordance with the provisions described below in this definition.

a) A change in the ownership of a corporation shall occur on the date that any one person, or more than one person acting as a group, in one transaction or a series of transactions, directly or indirectly, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the corporation, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction, in one transaction or a series of transactions, directly or indirectly, in which the corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this provision.

b) For purposes of paragraph (i) above, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

c) A change in the effective control of a corporation shall occur on the date that either:

i)
any one person, or more than one person acting as a group, in one transaction or a series of transactions, directly or indirectly, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing thirty-five percent (35%) or more of the total voting power of the stock of the corporation; or

ii)
a majority of members of the board of directors of the corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors of the corporation prior to the date of the appointment or election, provided that for purposes of this subparagraph (B) the term “corporation” shall be determined in accordance with the requirements of section 409A of the Code and the applicable guidance issued by the Department of the Treasury with respect to the application of section 409A of the Code.

d) A change in the ownership of a substantial portion of the assets of a corporation shall occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The provisions of this section 1.4 regarding the definition of the term “Change in Control,” shall be determined and administered in accordance with Code Section 409A and the applicable guidance issued by the Department of the Treasury with respect to the application of section 409A.”

1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with regulations there under.

1.6 “Company” shall mean NorthWestern Corporation and all of its Affiliates (subsidiaries or other common controlled entities described in Code Section 414), and any entity which is a successor in interest to the Company.

1.7 “Deferred Share Units” shall have the meaning set forth in Section 9 of the Company’s 2005 Long-Term Incentive Plan (the “LTIP”).

1.8 “Delegate” shall mean each Delegate appointed in accordance with Section 7.4.

1.9 “Disability”  means, with respect to a Participant, the Participant is:  (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (iii) determined to be totally disabled by the Social Security Administration.

1.10 “Eligible Officer” shall mean any officer of the Company or an affiliate who qualifies as a top hat employee under U.S. Department of Labor guidelines.

1.11 “Enrollment Documents” shall mean the Deferral Election Form, the Investment Election Form, and the Distribution Election Form substantially in the form attached hereto as Exhibits A, B, and C, respectively.  The Administrator shall have the discretion to change the terms and conditions of any Enrollment Document at any time prior to the date on which it becomes a legally binding agreement pursuant to the terms of Section 3.1 below.  The use of Enrollment Documents may also be administered electronically.

1.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with regulations thereunder.

1.13 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.14 “Hardship”  means an unforeseeable emergency resulting in financial hardship of the Participant or beneficiary due to an illness or accident of the Participant or beneficiary, a spouse of the Participant or beneficiary or of a dependent (as defined in Code Section 152(a)) of a Participant or beneficiary; loss of the Participant’s or the beneficiary’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising  as a result of events beyond the control of the Participant or beneficiary. Whether a Participant or beneficiary is faced with an unforeseeable emergency permitting a distribution under the Plan shall be determined based upon the relevant facts and circumstances of each case, but in any case, its distribution shall not be allowed to the extent that such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets to the extent liquidation of such assets would not cause a severe financial hardship or be cessation of deferrals under the Plan.  The amount of a distribution on account of a hardship shall be limited to the amount reasonably necessary to satisfy the emergency need plus amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

1.15  “Investment Fund” shall mean any of the investment funds that the Administrator so designates on the Investment Election Forms as available investment vehicles for measuring the return on Accounts under the Plan.

1.16 “Participant” shall mean each Eligible Officer who elects to participate in the Plan as provided in Article 2 and who defers Qualified Compensation pursuant to Article 3 of the Plan.  Each of such persons shall continue to be a “Participant” until they have received all benefits due under the Plan.

1.17 “Plan” shall mean the NorthWestern Corporation 2009 Officers Deferred Compensation Plan.

1.18 “Plan Year” shall mean the 12-month period beginning on January 1st and ending on December 31st.

1.19 “Qualified Compensation” shall mean any LTIP stock awards or regular taxable compensation (including annual incentive awards) which may be payable to a Participant that may be designated as a deferral on a Deferral Election Form.

1.20 “Separation from Service” shall mean a Participant’s termination of service to the Company and all of its affiliates, including the Participant’s involuntary termination, resignation, death, Disability, or retirement.  Separation from Service shall be interpreted consistent with the regulations under Code Section 409A.

1.21 “Trust” shall mean a grantor trust established by the Company meeting the requirements of IRS Rev. Proc. 92-65 designed to hold investments to fund future liabilities under this and any other designated deferred compensation plans of the Company.

1.22 “Trustee” shall mean the trustee of the Trust, and shall refer to the successor of any trustee who resigns or is removed in accordance with the terms of the Trust.

ARTICLE 2
Eligibility

2.1 Requirements for Participation.  Any Eligible Officer who executes the Enrollment Documents shall become a Participant on the date on which the Administrator receives and accepts such documents.

2.2 Enrollment Procedure.  The Company will be deemed to have accepted an Eligible Officer’s Enrollment Documents as of the date of their delivery to the Administrator or Delegate, unless the Administrator sends the Eligible Officer a written notice of rejection within ten (10) business days after receiving the Enrollment Documents.

ARTICLE 3
Participant Deferrals

3.1 Deferral of Qualified Compensation.  To the extent allowed by the Administrator, each Eligible Officer may elect to defer into his or her Account up to 100% of any Qualified Compensation that would otherwise be payable to him or her for any Plan Year, subject to any conditions or limitations that the Administrator may implement for a Plan Year through a written notice delivered to Eligible Officers at least thirty (30) days before the Plan Year begins.

An Eligible Officer shall make any election pursuant to this Section 3.1 by completing and delivering his or her Enrollment Documents to the Administrator no later than the December 15th preceding the Plan Year to which they relate.  Notwithstanding the foregoing, with respect to the initial Plan Year for this Plan or in the case of the first year in which an Eligible Officer becomes eligible to participate in the Plan (as defined in section 1.409A-1(c) of the Final Regulations or the corresponding provision in subsequent guidance issued by the Department of the Treasury to include any other plan that would be considered together with this Plan as the same plan),  the Eligible Officer may make an initial deferral election within thirty (30) days after the date the Eligible Officer becomes eligible to participate in the Plan, with respect to Qualified Compensation for services to be performed by the Eligible Officer subsequent to the election. With respect to qualified performance compensation as described in Code Section 409A, an election to defer payment of performance compensation to be earned at the end of a performance period may be made at least six (6) months prior to the end of the performance period.

3.2 Irrevocability of Deferral Elections.  A Participant shall make an election to defer Qualified Compensation for a Plan Year during the time established by the Administrator, but in no event later than the December 15th preceding such Plan Year or in the case of an election to defer qualified performance compensation, the election is irrevocable as of the date that is six (6) months prior to the end of the performance period, provided that in no event may such deferral election be made after such performance compensation has become "readily ascertainable" within the meaning of Section 409A of the Code.

Once an election to defer Qualified Compensation has been made on an Enrollment Document, it may not be changed during the Plan Year; provided, however, that a Participant's Qualified Compensation deferrals for a Plan Year shall be suspended if the Participant receives a distribution due to a Hardship pursuant to Section 6.1 during such Plan Year.

Once the particular Plan Year specified on the election form has begun, the salary reduction election with respect to such Plan Year shall become irrevocable.

At the time the Participant makes an election to defer Qualified Compensation for a Plan Year according to the provisions of this section, the Participant must elect the time and form of payment of benefits for the Qualified Compensation deferred under the applicable Enrollment Documents, from among the alternatives described in Section 5.1.

ARTICLE 4
Deferred Compensation Accounts

4.1 Deferred Compensation Accounts.  The Administrator shall establish and maintain for each Participant an Account to which shall be credited pursuant to Section 4.3 hereof, and from which shall be debited the Participant’s distributions and withdrawals under Articles 5 and 6.  Such Account may be a simple bookkeeping account payable in the Company’s financial records.

4.2 Account Elections.

(a)           At the time of making the deferral elections described in Section 3.1, the Administrator may in its discretion permit one or more Participants to designate whether such deferral shall be irrevocably credited to his or her Account in cash or DSUs, or some combination of the two.  Notwithstanding the foregoing, to the extent a Participant defers Qualified Compensation that would otherwise be paid in shares of the Company’s common stock, those shares (and any earnings thereon) shall be credited to the Participant’s Account and shall be used to settle that portion of the Participant’s Account.

(b)           With respect to deferrals credited in cash to a Participant’s Account, the Participant must designate, on the Investment Election Form provided by the Administrator as part of the Enrollment Documents, the Investment Funds in which the Participant's Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to his or her Account.  In making the designation pursuant to this Section 4.2(b), the Participant may specify that all or any fraction of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the Investment Funds selected by the Administrator. If the Participant fails to designate one or more funds, the Participant’s Account will be deemed to be invested in the default money market option as utilized by the Company’s 401(k) plan administrator. Participant investment directives must comply with all federal and state securities laws and regulations if a designation to or from Company stock or derivatives of Company stock are part of the directive.

4.3 Crediting of Deferred Compensation.  As of the first day of each calendar month that begins after the Plan takes effect, each Participant’s Account shall be credited with an amount that is equal to the amount of the Participant’s Qualified Compensation which such Participant has elected to defer under Article 3 and which would otherwise have been paid in cash to the Participant during the preceding month.

4.4 Crediting of Earnings.  With respect to each Participant’s Account, beginning with the first day of the month after the Plan takes effect, earnings, if any, shall be credited at a rate equal to the earnings experience of the Investment Fund(s) selected (or deemed selected) by the Participant on his or her Investment Election Form for that percentage of the Participant’s Accounts that are invested in each selected Investment Fund.  Earnings shall be credited on such valuation dates as the Administrator shall determine, but not less frequently than once per calendar year.

4.5 Applicability of Account Values.  The value of each Participant’s Account as determined as of a given date under this Article, plus any amounts subsequently allocated thereto under this Article, and less any amounts distributed or withdrawn under Articles 5 or 6 shall remain the value thereof for all purposes of the Plan until the Account is revalued hereunder.

4.6 Vesting of Deferred Compensation Accounts.  Each Participant’s interest in his or her Account (deferrals and credited earnings) shall be 100% vested and non-forfeitable at all times.

4.7 Assignments, Etc. Prohibited.  No part of any Participant’s Account shall be liable to anyone other than the Company for the debts, contracts or engagements of the Participant, or the Participant’s beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever except to designate a beneficiary as provided in Section 5.2.

ARTICLE 5
Distribution of Accounts

5.1 Distributions upon a Participant’s Separation from Service.  The Account of a Participant who incurs a Separation from Service other than on account of death shall be paid to the Participant as elected in accordance with Section 5.4.  The Participant may choose to receive, upon Separation of Service, a lump sum payment or payments in approximately equal annual installments (not to exceed ten (10) years) and may choose to have payments begin within thirty (30) days following the date of the Participant’s Separation from Service, or a 1-10 year delay following the date of the Participant’s Separation from Service.  A Participant also may optionally choose to receive an in-service withdrawal in a lump sum payment or payments in approximately equal annual installments (not to exceed ten (10) years) on a specified month and year.  If both distribution options are chosen, the distribution will process on the earlier of Separation from Service or the in-service date elected. Absent a clear distribution election, the default form of distribution will be a lump sum payment made within thirty (30) days following the date of the Participant’s Separation from Service. Effective for deferral elections made for Plan Years beginning on or after January 1, 2011, upon a Change in Control of the Company, payment of a Participant’s entire Account will occur within thirty (30) days following the date of the Participant’s Separation from Service.

Notwithstanding any provision of the Plan (or any Participant Deferral Election) to the contrary, no payment on account of a Separation from Service shall be made to a Participant who is a specified employee (within the meaning of Code Section 409A and the applicable guidance issued by the Department of the Treasury with respect to the application of Section 409A) as of the date of such Participant’s Separation from Service, within the six-month period following such Participant’s Separation from Service.  Installment payments, if elected, will begin in the seventh month following the Participant’s Separation from Service.

A Participant may elect a distribution pursuant to this Section 5.1 in such other forms, or payable upon such other commencement dates, as are specified by the Administrator in the Enrollment Documents; provided, however, that no such election shall provide for payments to begin more than ten (10) years after such Participant’s Separation from Service.

5.2 Distributions upon a Participant’s Death.  Notwithstanding anything to the contrary in the Plan, the remaining balance of the Account of a Participant who dies shall be paid to the persons and entities designated by the Participant as his or her beneficiaries within 90 days of notification of the Participant’s of death.

5.3 Distributions upon a Change in Control.  If a Change in Control occurs, the vested Account of each affected Participant as of the date of the Change in Control shall in all events be valued and payable in a lump sum in cash as soon as practicable thereafter.

5.4 Election of Manner and Time of Distribution.  At the time a Participant elects to defer Qualified Compensation under Article 3, he or she shall make distribution elections on the Enrollment Documents and deliver such forms to the Administrator.  Such elections shall apply to the portion of the Participant’s Account that is attributable to Qualified Compensation deferred under the applicable Enrollment Documents while such Enrollment Documents are in effect.  A Participant may change such elections through one or more “subsequent elections” that in each case (i) do not take effect until at least twelve (12) months after the date on which such election is made, (ii) are delivered to the Administrator at least one (1) year before the date on which distributions are otherwise scheduled to commence pursuant to the Participant’s election from the choices set forth in Sections 5.1(b)(2) and 5.1(b)(3) hereof, and (iii) defer the commencement of distributions by at least five (5) years from the originally scheduled commencement date (except for distributions that commence because of the Participant’s death, Disability, or Hardship).  The right to a series of installment payments upon the distribution of an amount deferred pursuant to the Plan shall be treated as a right to a single payment.

5.5 Applicable Taxes.  All distributions under the Plan shall be subject to withholding for all amounts that the Company is required to withhold under federal, state or local tax law. Amounts deferred are subject to FICA and/or Medicare withholding taxes under Code Section 3121(v) at the time deferred as such amounts are fully vested at all times.

5.6 Nature and Sources of Benefit Payments.

(a)           The Company shall make distributions of Accounts in cash, except to the extent a Participant has elected pursuant to Sections 3.1 and 4.2 above either (i) to defer compensation into Deferred Share Units (as defined in the Company’s 2005 Long-Term Incentive Plan (the “LTIP”)) that shall be issued pursuant to the LTIP, in which event that distribution shall occur in shares of the Company’s common stock, or (ii) to defer Qualified Compensation that would otherwise be paid in shares of the Company’s common stock.

(b)           The Company shall make cash distributions to Participants and their beneficiaries only from its general assets, provided that if the Company maintains the Trust, it shall contribute liquid assets to the Trust in an amount equal to (1) the amount deferred and elected to be credited in cash by each Participant; and (2) net of any distributions paid pursuant to Article 6.  Notwithstanding the creation of a Trust, Participants shall at all times have the status of general unsecured creditors with respect to their rights under the Plan.

(c)           Notwithstanding the foregoing, as soon as practicable following a Change in Control, the Company shall create a Trust with the Trustee unless the Trust already exists for Plan deferrals.  The Company shall contribute liquid assets to the Trust in an amount equal to the sum of (i) the aggregate Account balances of all Participants at the time the Change in Control occurred, and (ii) the reasonable costs expected to be necessary in order for the Trust proceeds to pay for the Trust’s administration until its final termination.

(c)           Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and beneficiaries as set forth therein, neither the Participants nor their beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Participants and beneficiaries against the Company.  Any assets held in the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of insolvency as defined in the Trust.

ARTICLE 6
Withdrawals From Accounts

6.1 Hardship Distributions from Accounts.  In the event a Participant suffers a Hardship, the Participant may apply to the Administrator for an immediate distribution of all or a portion of the Participant’s Account.  The amount of any distribution hereunder shall be limited to the amount necessary to relieve the Participant’s Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of the Participant’s deferrals under the Plan.  The Administrator will require evidence of the purpose and amount of the need and may establish such application forms or other procedures deemed appropriate.

6.2 Payment of Withdrawals.  All withdrawals under this Article 6 shall be paid within thirty (30) days after a valid election to withdraw is delivered to the Administrator.  The Administrator shall give prompt notice to the Participant if an election is invalid and is therefore rejected, identifying the reason(s) for the invalidity.  If the Administrator has not paid but has not affirmatively rejected an election within the thirty (30) day deadline, then the election shall be deemed rejected on the thirtieth (30th) day. If a withdrawal election is rejected, the Participant may bring a claim for benefits under Section 7.11.

6.3 Effect of Withdrawals.  If a Participant receives a withdrawal under this Article 6 after payments have commenced under Section 5.1, the remaining payments shall be recalculated, by reamortizing the remaining payments over the remaining term and applying the method used to credit earnings under Section 4.3.

6.4 Applicable Taxes.  All withdrawals under the Plan shall be subject to withholding for all amounts which the Company is required to withhold under federal, state or local tax law at the time of withdrawal.

ARTICLE 7
Administrative Provisions

7.1 Administrator’s Duties and Powers.  The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power, authority and discretion to carry out that function. Among its necessary powers and duties are the following:

(a)           To delegate all or part of its function as Administrator to others and to revoke any such delegation.

(b)           To determine questions of eligibility of Participants and their entitlement to benefits, subject to the provisions of Section 7.11.

(c)           To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians, or other persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, or otherwise, to designate such persons to carry out fiduciary responsibilities under the Plan, and (together with the Administrator, the Company, the Board and the officers and Employees of the Company) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(d)           To interpret the Plan and any relevant facts for purposes of the administration and application of the Plan in a manner not inconsistent with the Plan or applicable law including, but not limited to, Code Section 409A and the Regulations thereunder.

(e)	To conduct claims procedures as provided in Section 7.11.

(f)	To select and make changes to the available Investment Funds described in Section 4.2(b).

7.2 Limitations Upon Powers.  The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances.  The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan.

7.3 Final Effect of Administrator Action.  Except as provided in Section 7.11, all actions taken and all determinations made by the Administrator shall, unless arbitrary and capricious, be final and binding upon all Participants, the Company, and any person interested in the Plan.

7.4 Delegation by Administrator.

(a)           The Administrator may, but need not, appoint a Delegate which may be a single individual or a sub-committee or sub-committees consisting of two or more members, to hold office during the pleasure of the Administrator. The Delegate shall have such powers and duties as are delegated to it by the Administrator. The Delegate and/or sub-committee members shall not receive payment for their services as such.

(b)           Appointment of the Delegate and/or sub-committee members shall be effective upon the filing of written acceptance of appointment with the Administrator.

(c)           The Delegate and/or sub-committee member may resign at any time by delivering written notice to the Administrator.

(d)           Vacancies in the Delegate and/or sub-committee shall be filled by the Administrator.

(e)           If there is a sub-committee, the sub-committee shall act by a majority of its members in office; provided, however, that the sub-committee may appoint one of its members or a delegate to act on behalf of the sub-committee on matters arising in the ordinary course of administration of the Plan or on specific matters.

7.5 Indemnification by the Company; Liability Insurance.  The Company shall pay or reimburse any of the Company’s officers, directors, Administrator, sub-committee members, Delegates, or Employees who are fiduciaries with respect to the Plan for all expenses incurred by such persons with respect to, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys’ fees) arising out of the performance of their duties under the Plan, provided that such persons do not act negligently in the performance of such duties. The Company may obtain and provide for any such person, at the Company’s expense, liability insurance against liabilities imposed on such person by law.

7.6 Recordkeeping

(a)           The Administrator shall maintain suitable records of each Participant’s Account which, among other things, shall show separately, deferrals and the earnings and/or dividends credited thereon, as well as distributions and withdrawals therefrom and records of its deliberations and decisions.

(b)           The Administrator shall appoint a secretary, and at its discretion, an assistant secretary, to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Administrator, such documents, reports or other matters as may be necessary or appropriate under ERISA and to perform ministerial acts.

(c)           The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

7.7 Statement to Participants.  By March 15 of each year, the Administrator shall furnish to each Participant a statement setting forth the value of the Participant’s Account as of the preceding December 31 and such other information as the Administrator shall deem advisable to furnish.

7.8 Inspection of Records.  Copies of the Plan and records of a Participant’s Account shall be open to inspection by the Participant or the Participant’s duly authorized representative at the office of the Administrator at any reasonable business hour.

7.9 Identification of Fiduciaries.  The Administrator shall be the named fiduciary of the Plan and, as permitted or required by law, shall have exclusive authority and discretion to operate and administer the Plan.

7.10 Procedure for Allocation of Fiduciary Responsibilities.  Fiduciary responsibilities under the Plan are allocated as follows:

(i)	The sole duties, responsibilities and powers allocated to the Board, any Administrator and any fiduciary shall be those expressly provided in the relevant Sections of the Plan.

(ii)	All fiduciary duties, responsibilities, and powers not allocated to the Board, any Administrator or any fiduciary, are hereby allocated to the Administrator, subject to delegation.

Fiduciary duties, responsibilities and powers under the Plan may be reallocated among fiduciaries by amending the Plan in the manner prescribed in Section 8.6, followed by the fiduciaries’ acceptance of, or operation under, such amended Plan.

7.11 Claims Procedure

(a)           Any Participant or beneficiary has the right to make a written claim for benefits under the Plan. If such a written claim is made, and the Administrator wholly or partially denies the claim, the Administrator shall provide the claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the claimant:

 (i)           the specific reason or reasons for such denial;

(ii)           specific reference to pertinent Plan provisions on which the denial is based;
(iii)           a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and an
(iv)           explanation of the Plan’s claims review procedure and time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

(b)           The written notice of any claim denial pursuant to Section 7.11(a) shall be given not later than ninety (90) days after receipt of the claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim, in which event:

(i)           written notice of the extension shall be given by the Administrator to the claimant prior to ninety (90) days after receipt of the claim;

(ii)           the extension shall not exceed a period of ninety (90) days from the end of the initial ninety (90) day period for giving notice of a claim denial; and

(iii)           the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Administrator expects to render the benefit determination.

(c)           The decision of the Administrator shall be final unless the claimant, within sixty (60) days after receipt of notice of the claims denial from the Administrator, submits a written request to the Board, or its delegate, for an appeal of the denial. During that sixty (60) day period, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits as part of the claimant’s appeal. The claimant may act in these matters individually, or through his or her authorized representative.

(d)           After receiving the written appeal, if the Board, or its delegate, shall issue a written decision notifying the claimant of its decision on review, not later than sixty (60) days after receipt of the written appeal, unless the Board or its delegate determines that special circumstances require an extension of time for reviewing the appeal, in which event:

(i)           written notice of the extension shall be given by the Board or its delegate prior to sixty (60) days after receipt of the written appeal;

(ii)           the extension shall not exceed a period of sixty (60) days from the end of the initial sixty (60) day review period; and

(iii)           the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Board or its delegate expects to render the appeal decision.

The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is received by the Board or its delegate, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing of the appeal. If the period of time for reviewing the appeal is extended as permitted above, due to a claimant’s failure to submit information necessary to decide the claim on appeal, then the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(e)           In conducting the review on appeal, the Board or its delegate shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the Board or its delegate upholds the denial, the written notice of decision from the Board or its delegate shall set forth, in a manner calculated to be understood by the claimant:

(i)           the specific reason or reasons for the denial;

(ii)           specific reference to pertinent Plan provisions on which the denial is based;

(iii)           a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(iv)           statement of the claimant’s right to bring a civil action under ERISA 502(a).

(f)           If the Plan or any of its representatives fail to follow any of the above claims procedures, the claimant shall be deemed to have duly exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedies under ERISA Section 502(a), including but not limited to the filing of an action for immediate declaratory relief regarding benefits due under the Plan.

7.12 Conflicting Claims.  If the Administrator is confronted with conflicting claims concerning a Participant’s Account, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration Association, as the Administrator shall elect in its sole discretion, and in either case, the attorneys’ fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid from the Participant’s Account.

7.13 Service of Process.  The Corporate Secretary of NorthWestern Corporation is hereby designated as agent of the Plan for the service of legal process.

7.14 Fees.  Any fees associated with ongoing plan administration shall be paid by the Company.

ARTICLE 8
Miscellaneous Provisions

8.1 Termination of the Plan

(a)           While the Plan is intended as a permanent program, the Board shall have the right at any time to declare the Plan terminated completely as to the Company or as to any group, division or other operational unit thereof or as to any affiliate thereof.

(b)           The Separation from Service of any Eligible Officer without such a declaration shall not result in a termination of the Plan.

(c)           In the event of any termination, the Board, in its sole and absolute discretion may elect:

(i)           to maintain Participants’ Accounts, payment of which shall be made in accordance with Articles 5 and 6; or

(ii)           to the extent the Administrator determines that such action would not violate Section 409A of the Code, liquidate the portion of the Plan attributable to each Participant as to whom the Plan is terminated and distribute each such Participant’s Account in a lump sum or pursuant to any method which is at least as rapid as the distribution method elected by the Participant under Section 5.1.

8.2 Limitation on Rights of Participants.  The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Eligible Officer.  Inclusion under the Plan will not give any Eligible Officer any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Eligible Officers, Participants or any other persons entitled to payments under the Plan.

8.3 Consolidation or Merger; Adoption of Plan by Other Companies.

           (a)           In the event of the consolidation or merger of the Company with or into any other entity, or the sale by the Company of substantially all of its assets, the resulting successor may continue the Plan by adopting it in a resolution of its Board of Directors.  If within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such successor corporation does not adopt the Plan, the Plan shall be terminated in accordance with Section 8.1.

(b)           There shall be no merger or consolidation with, or transfer of the liabilities of the Plan to, any other plan unless each Participant in the Plan would have, if the combined or successor plans were terminated immediately after the merger, consolidation, or transfer, an account which is equal to or greater than his or her corresponding Account under the Plan had the Plan been terminated immediately before the merger, consolidation or transfer.

8.4 Errors and Misstatements.  In the event of any misstatement or omission of fact by a Participant to the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall cause the Company to pay the Participant or any other person entitled to payment under the Plan any underpayment in cash or Company stock (whichever shall be applicable to the situation) in a lump sum, or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Administrator shall direct, or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

8.5 Payment on Behalf of Minor, Etc.  In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator in its sole judgment, to have assumed the care of such minor or other person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, the Administrator and their officers, directors and employees.

8.6 Amendment of Plan.  The Plan may be wholly or partially amended by the Board from time to time, in its sole and absolute discretion, including prospective amendments which apply to amounts held in a Participant’s Account as of the effective date of such amendment and including retroactive amendments necessary to conform the Plan to the provisions and requirements of ERISA or the Code; provided, however, that no amendment shall decrease the amount of any Participant’s Account as of the effective date of such amendment.  Notwithstanding the foregoing, this Section 8.6 shall not be amended in any respect on or after a Change in Control and no amendment to this Plan shall reduce, limit or eliminate any rights of a Participant to withdrawals pursuant to Article 6 for deferrals for which elections under Section 3.1 occurred prior to the effective date of the amendment, without the Participant’s prior written consent, except for amendments necessary to conform to the provisions and requirements of ERISA or the Code.

8.7 Governing Law.  All disputes relating to or arising from the Plan shall be governed by ERISA and to the extent applicable the internal substantive laws (and not the laws of conflicts of laws) of the State of Delaware, to the extent not preempted by United States federal law.  If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

8.8 Pronouns and Plurality.  The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

8.9 Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

8.10 References.  Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

Exhibit A

NORTHWESTERN CORPORATION
2009 OFFICERS DEFERRED COMPENSATION PLAN

Deferral Election Form for 20___ Plan Year
_____________________________

AGREEMENT, made this __ day of ________ 20__, by and between me, as a Participant in the NorthWestern Corporation 2009 Officers Deferred Compensation Plan (the “Plan”), and NorthWestern Corporation (the "Company").

WHEREAS, the Company has established and maintains the Plan and the NorthWestern Corporation 2005 Long-Term Incentive Plan (the “LTIP”), and I am eligible to participate in the Plan and the LTIP on the terms and conditions set forth therein; and

WHEREAS, I understand that terms herein that begin with initial capital letters will have the defined meaning set forth in the Plan (unless the context clearly indicates a different meaning).

NOW THEREFORE, it is mutually agreed as follows:

1. By the execution hereof, I agree to participate in the Plan upon the terms and conditions set forth therein, and, in accordance therewith, make the elections set forth herein effective –

___	on the January 1st that follows the Administrator’s acceptance of my Enrollment Documents.

___
on the first day of the next calendar month, but only if this election occurs within the 30-day period after I first become eligible for Plan participation in this Plan or any other non-qualified account balance plan of the Company.

2. For the duration of this election (as determined under paragraph 4 below), I hereby elect to defer the receipt of the following percentage(s) of Qualified Compensation that the Company will withhold and credit to my Deferral Account pursuant to the Plan:

____%	of my gross base salary.

____%	of my annual incentive cash award payable in _____ (up to 100%).

____%	of my _____ LTIP award otherwise payable in shares of the Company’s common stock.

  1

Exhibit A

3. I hereby elect to have any cash-based Qualified Compensation that I defer pursuant to paragraph 2 above credited to my Account for future distribution, in accordance with Section 5.4 of the Plan, in the form of –

___%	cash to be credited with earnings determined in accordance with Section 4.4 of the Plan as set forth on an Investment Election form.

___%	shares of common stock of the Company, which shall be credited, prior to their distribution, in the form of deferred share units (“DSUs”) granted under the LTIP.

Note that any DSUs or stock-based Qualified Compensation will be settled in common stock of the Company issued pursuant to the LTIP or other arrangement identified by the Administrator.

4. By the execution hereof, I further recognize and agree to participate in the Plan upon the terms and conditions set forth therein, including but not limited to the following terms:

(a)	This election is irrevocable with respect to any Qualified Compensation that is deferred during the term of this election.

(b)
I may change this election with respect to future Qualified Compensation effective on the next following January 1st by filing a superseding election using Enrollment Documents accepted by the Administrator.

(c)
Unless arbitrary and capricious, any decisions of the Administrator with respect to the operation, interpretation, or administration of the Plan or my Account will be final and binding on me and all other interested parties.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

PARTICIPANT

_________________________________________

2

Exhibit B

NORTHWESTERN CORPORATION
2009 OFFICERS DEFERRED COMPENSATION PLAN

Investment Election Form
(for Cash-based Deferrals only)
_____________________________

WHEREAS, NorthWestern Corporation (the "Company") has established the NorthWestern Corporation 2009 Officers Deferred Compensation Plan (the "Plan"), and I am eligible to make an investment election pursuant to Section 4.2(b) of the Plan.

NOW THEREFORE, I hereby elect as follows:

1. I direct that any amounts credited in cash to my Account under the Plan will appreciate or depreciate from the effective date hereof, as though they were invested as follows:

___%	________________________.

___%	________________________.

___%	________________________.

___%	________________________.

___%	________________________.

___%	________________________.

___%	________________________.

___%	________________________.

____
100%

2. The investment election I made in the prior paragraph shall be effective as soon as practicable following the effective date of this Investment Election Form, and shall remain in effect until the effective date of a properly executed superseding Investment Election form.

IN WITNESS WHEREOF, I have executed this form on the ____ day of __________________________ 20__.

PARTICIPANT

________________________________

Exhibit C

NORTHWESTERN CORPORATION
2009 OFFICERS DEFERRED COMPENSATION PLAN

Distribution Election Form
______________________________

AGREEMENT, made this ___ day of ___________________ 20___, by and between me, a Participant in the NorthWestern Corporation 2009 Officers Deferred Compensation Plan (the “Plan”), and NorthWestern Corporation (the "Company").  The parties agree that any term that begins herein with initial capital letters shall have the special meaning defined in the Plan, unless the context clearly requires otherwise.

NOW THEREFORE, it is mutually agreed as follows:

1. Form of Payment Generally.  By the execution hereof, I agree to participate in the Plan, subject to the terms and conditions set forth therein, and, in accordance therewith, elect to have my Account distributed in cash as follows:

☐	in a lump sum payable at the time elected below.

☐	in substantially equal annual payments over a period of ___ years

(not to exceed 10 years) payable at the time elected below.

2. Timing of Payment.  I direct that my Account begin to be distributed to me as follows:

☐	on the ____ day (but not more than thirty (30) days) following my Separation from Service with the Company.

☐	in (month), (year)(not more than 10 years) after my Separation from Service with the Company.

3.           Designation of Beneficiary. In the event of my death before I have collected all of the benefits payable under the Plan, I hereby direct that any remaining benefits payable under the Plan be distributed to the beneficiary or beneficiaries designated under subparagraphs a and b of this paragraph pursuant to Section 5.2 of the Plan:

a. Primary Beneficiary.  I hereby designate the person(s) named below to be my primary beneficiary and to receive the balance of any unpaid benefits under the Plan.

Name of Primary Beneficiary	Social Security Number	Mailing Address	Percentage of Death Benefit
%
%

b. Contingent Beneficiary.  In the event that the primary beneficiary or beneficiaries named above are not living at the time of my death, I hereby designate the following person(s) to be my contingent beneficiary for purposes of the Plan:

1

Name of Contingent Beneficiary	Social Security Number	Mailing Address	Percentage of Death Benefit
%
%

4.           Effect of Election.  The elections made in paragraphs 1 and 2 hereof shall apply to any deferred compensation that is deferred pursuant to the deferral election to which this Distribution Election Form relates.

With respect to the elections in paragraph 3 hereof, I may, by submitting an effective superseding Distribution Election Form at any time and from time to time, prospectively change the beneficiary designation and the manner of payment to a Beneficiary.  Such elections shall, however, become irrevocable upon my death.

5.           Mutual Commitments.  The Company agrees to make payment of all amounts due to me in accordance with the terms of the Plan and the elections I make herein.  I agree to be bound by the terms of the Plan, as in effect on the date hereof or properly amended hereafter.

6.           Tax Consequences to Participant.  I acknowledge that I am solely responsible for the satisfaction of any taxes that may arise under the Plan (including any taxes arising under Sections 409A or 4999 of the Code).  I understand that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes or to prevent me from incurring them.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

PARTICIPANT

_____________________________________